Exhibit 99.1

Dear Shareholders

I have always taken pride in personally penning my shareholder letters in part because it allows me to provide you with my own perspective of what is going on at this remarkable Company that has been around since Congress first passed the Civil Rights Act back in 1875. My words – straight from the heart—have sought to convey to you the strengths of your Company as well as the weaknesses, opportunities and threats that exist within and around it. It’s a trait developed from my growing up in northern Maine…The County, as some of us are fond of calling it. The result of my unvarnished view of things, hopefully, elicits a feeling of trust on your part in the messages conveyed—past and present.

What follows in this letter builds on past story lines, while at the same time shares with you the fact that although we have never engaged in sub-prime lending, we are not immune from the negative effects associated with the current turmoil in the financial markets. Allow me to explain.

Our Company’s diversified investment portfolio represents one of two major asset components on our balance sheet from which we derive the bulk of our revenues, the other being loans. In late 2007, following our prescribed investment policy, the Company purchased nearly $15.0 million of auction pass-through certificates issued by trusts that were sponsored by Merrill Lynch & Co. The assets of the trusts consisted of Federal Home Loan Mortgage Corporation (a/k/a Freddie Mac) preferred stock. At the time of purchase, these investments were rated as ‘investment grade’ by Moody’s Investor Service and Standard & Poor’s. They were considered a safer investment than other auction pass-through certificates given Freddie Mac’s status as a government-sponsored entity. Shortly after our purchase of these securities, liquidity for these instruments became non-existent as credit markets began to seize-up. Despite their illiquid status, the Company continued to receive quarterly interest payments, funded by the Freddie Mac preferred stock dividends, on these securities through the second quarter of this year. Although the securities were not considered to be impaired at the time, we nevertheless elected to disclose their presence on our books in the second quarter report on SEC Form 10-Q.

On Sunday, September 6, 2008, the status of these securities suddenly changed for the worse when U.S. Treasury Secretary Henry Paulson announced that both Freddie Mac and its sister-company, Fannie Mae, were being placed in conservatorship. As a result of this action, dividends on all Freddie- and Fannie-issued stock, including the preferred stock supporting our auction pass-through certificates, ceased. With no income being received by the trusts that had issued the securities, interest could no longer be paid to their holders, including Camden National. At the same time, the value of the Freddie Mac preferred stock collateralizing the securities plummeted. And, just like that, your Company was required to absorb a charge to earnings of nearly $14.0 million in the third quarter of this year. Compounding matters is the tax treatment of this type of transaction as a capital loss, which can only be offset with capital gains, the latter a rare occurrence for a community bank. (Note: Regulation or IRS guidance could change the charge to an ordinary loss. As an ordinary loss, the bank would be able to record a tax benefit related to the impairment charge.)

For a company accustomed to receiving accolades for its financial performance—witness the selection of Camden National Corporation by Sandler O’Neill & Partners L.P. in its Sandler O’Neill Sm-All Stars—Class of 2008, which includes only 33 financial institutions nationally – this setback quite literally had us feeling as if we’d been kicked in the gut.

I suppose it would have been quite natural had we launched into the seven stages of grief, however, given that many of us within the Company’s leadership ranks have been through a number of banking industry rough patches over the years, we did what we’ve been trained to do in these circumstances and that is to assess the situation, identify our options, develop a mitigation plan and execute with confidence on that plan.

That process having been completed, here is what I can confidently report to you at this time. First, your Company remains “well-capitalized,” which is the highest designation accorded by our primary regulators. We believe this speaks to our overall strength bolstered by years of stellar earnings that have resulted from an ability to successfully execute on well-defined growth strategies. Secondly, your Company continues to enjoy solid core operating earnings, which we expect will support future capital build-up and quarterly dividend distributions. Finally, our workforce understands fully that in order to achieve a superior level of financial performance, their commitment to delivering the Camden National Experience is of paramount importance.

With those as prefacing remarks, let me recount for you now the details surrounding your Company’s financial performance through the first nine months of 2008 starting with the most recently completed third quarter.

For the three-month period ended September 30, 2008, the Company lost ($1.05) per diluted share compared to earnings of $0.77 per diluted share for the same quarter a year ago. Net loss of ($8.0) million for the quarter ended September 30, 2008 compared unfavorably to the $5.0 million earned for the same three-month period in 2007. Net of the previously discussed security write-down of nearly $14.0 million, which was realized during this most recent quarter, the Company earned $5.9 million from core operations in the quarter ended September 30, 2008, an 18.6% increase over the $5.0 million earned for the same three-month period a year ago. The latter reflects the acquisition earlier in the year of Union Bankshares and its $547.4 million asset base.

For the first nine months of 2008, earnings per diluted share of $0.69 represented a decrease of 69.2% compared to $2.24 for the same nine months in 2007. Net income of $5.3 million for the nine months ended September 30, 2008 was down $9.4 million, or 64.1%, versus the same period in 2007. These results translated into a return on average equity of 4.16% and a return on average assets of 0.31% for the nine months ended September 30, 2008 compared to 18.08% and 1.13%, respectively, for the same nine-month period a year ago. On a core operating basis, the Company’s net income of $19.2 million through the first three quarters of 2008 was up $4.5 million, or 30.6%, over the $14.7 million recorded for the same period a year ago.

Total assets of $2.3 billion at September 30, 2008 increased $563.4 million, or 32.2%, from September 30, 2007. Primarily due to the acquisition of Union Bankshares, growth occurred in both the loan and investment portfolios, which at $1.5 billion and $586.9 million, respectively, represented an increase of 29.4% and 28.0%, respectively, from levels reported at the end of the third quarter in 2007. We continue to have a healthy appetite for growth in all categories that comprise the Company’s loan portfolio. Quality remains a top priority and, to that end, underwriting criteria is being regularly re-examined to ensure that changing market dynamics are being factored into our decision-making process.

Despite this increased vigilance, we have experienced some softness in loan quality, which resulted in a $2.1 million contribution to the Company’s loan loss provision through September 30, 2008 compared to a nominal $100,000 for the same nine-month period a year ago. Management believes this credit deterioration is attributable to a few larger real estate-related credits negatively impacted by the current economic cycle.

Non-performing loans to total loans at September 30, 2008 were 0.87%, up from 0.50% a year ago, but down from 0.93% at December 31, 2007. Net charge-offs of $2.9 million, or 0.19% of average loans at September 30, 2008, compared unfavorably to the September 30, 2007 results of $1.1 million, or 0.09% of average loans, respectively. Although we are disappointed in this upward trend in charge-offs so far this year, we remain active with our mitigation practices, which have led to $619,000 in recoveries through the first nine months of 2008. The allowance for loan and lease losses to total loans stands at 1.13%, which we believe is an appropriate level based on economic conditions in the Company’s service area and management’s estimation of the quality of the existing loan portfolio.

Net interest income for the first nine months of 2008 increased 42.0% to $52.5 million, compared to $37.0 million for the same period in 2007. This year-on-year gain is due primarily to the previously-mentioned Union Bankshares acquisition and a 30 basis point improvement in the Company’s net interest margin to 3.36% resulting from the interest rate reductions by the Federal Reserve, continued positive slope to the yield curve, and a fastidious approach to managing the Company’s asset-liability (ALM) process.

Netting out the one-time effect of the aforementioned securities write-down, non-interest income growth continued to show positive momentum with a 36.5% increase over the same cumulative three quarters in 2007. Primary contributors to this success continue to be fiduciary and brokerage services and service charges on deposit accounts.

Non-interest expense through September 30, 2008 was $35.8 million, an increase of $10.4 million, or 40.7%, over the same period in the prior year. Included are merger-related expenses arising from the successfully concluded operational integration of Union Bankshares. Net of the $14.0 million security write-down, the Company’s efficiency ratio for the first nine-months of 2008 was 54.85%, compared to 54.92% for the nine-month period ended September 30, 2007, and 54.97% for the quarter ended September 30, 2008 compared to 54.80% and 56.85% for quarters ended June 30, 2008 and March 31, 2008, respectively. We believe these quarter-on-quarter results in core operations demonstrates our continued ability to successfully execute on cost savings targets and core earnings accretion goals established during the acquisition due diligence process.

With respect to capital adequacy at September 30, 2008, Camden National Corporation reported a total risk-based capital ratio of 11.89% and a Tier 1 capital ratio of 10.71% compared to 10.00% and 6.00% minimums, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.”

The Board of Directors of the Company approved a dividend of $0.25 per share, payable on October 31, 2008 to shareholders of record as of October 15, 2008. This represents a $0.01, or 4.2%, increase over the dividend paid for the same period a year ago.

As we enter this fourth and final quarter of 2008, know that the future leadership of the Company lies in the hands of accomplished individuals attuned to the rapidly changing conditions which characterize the modern business world. Backed as these individuals are by loyal and experienced staff, the Company looks forward to the future, confident that the qualities implanted by the founders some 133 years ago, which have enabled it to meet with honor the challenges of the past, will continue to sustain it in the years which lie ahead.

Thank you for your continued loyalty and support.

Sincerely,

Robert W. Daigle
President & CEO

Consolidated Statements of Condition (unaudited)

	September 30,		December 31, 2007
(In thousands, except number of shares & per share data)	2008	2007
Assets
Cash and due from banks	$38,114	$35,833	$28,790
Federal funds sold	—	30,965	—
Securities available for sale, at market value	544,801	393,193	423,108
Securities held to maturity	42,066	34,277	40,726
Loans, less allowance for loan losses of $17,212, $13,925 and $13,653 at September 30, 2008 and 2007 and December 31, 2007, respectively	1,502,127	1,160,386	1,131,986
Premises and equipment, net	26,235	19,728	19,650
Other real estate owned	2,699	110	400
Bank owned life insurance	40,056	22,279	22,509
Goodwill	41,965	3,991	3,991
Other assets	73,175	47,064	45,628

Total assets	$2,311,238	$1,747,826	$1,716,788

Liabilities
Deposits:
Demand	$205,934	$160,516	$141,858
NOW	206,933	131,254	132,331
Money market	335,611	293,700	298,677
Savings	133,095	89,512	85,931
Certificates of deposit	627,865	502,434	459,254

Total deposits	1,509,438	1,177,416	1,118,051

Borrowings from Federal Home Loan Bank	366,283	263,084	271,558
Other borrowed funds	210,084	140,278	142,492
Junior subordinated debentures	43,384	36,083	36,083
Due to broker	—	556	—
Accrued interest and other liabilities	23,338	16,300	28,401

Total liabilities	2,152,527	1,633,717	1,596,585

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,636,441 , 6,513,000 and 6,513,573 shares on September 30, 2008 and 2007 and December 31, 2007, respectively	2,814	2,531	2,522
Surplus	46,054	2,538	2,629
Retained earnings	112,334	111,861	114,289
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(2,140)	(2,056)	1,516
Net unrealized losses on post-retirement plans, net of tax	(351)	(765)	(753)

Total accumulated other comprehensive (loss) income	(2,491)	(2,821)	763

Total shareholders’ equity	158,711	114,109	120,203

Total liabilities and shareholders’ equity	$2,311,238	$1,747,826	$1,716,788

Camden National Corporation stock is listed on the NASDAQ Global Select Market under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Operations (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except number of shares & per share data)	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$73,803	$64,162	$24,079	$21,105
Interest on securities	20,947	15,380	7,086	5,085
Other interest income	1,673	1,455	218	637

Total interest income	96,423	80,997	31,383	26,827

Interest Expense
Interest on deposits	24,253	27,849	7,752	9,197
Interest on other borrowings	17,500	14,417	5,465	4,854
Interest on junior subordinated debentures	2,195	1,781	752	600

Total interest expense	43,948	44,047	13,969	14,651

Net interest income	52,475	36,950	17,414	12,176

Provision for Loan and Lease Losses	2,120	100	1,170	—

Net interest income after provision for loan and lease losses	50,355	36,850	16,244	12,176

Non-interest Income (Loss)
Service charges on deposit accounts	4,069	2,582	1,377	838
Other service charges and fees	2,059	1,380	724	502
Income from fiduciary services	5,031	3,668	1,653	1,240
Life insurance earnings	883	603	305	218
Other income (loss)	810	1,183	(262)	367

Total non-interest income before security write-down	12,852	9,416	3,797	3,165
Loss on security write-down	(13,950)	—	(13,950)	—

Total non-interest income (Loss)	(1,098)	9,416	(10,153)	3,165

Non-interest Expenses
Salaries and employee benefits	19,130	13,894	6,079	4,609
Premises and fixed assets	5,715	3,730	1,800	1,235
Amortization of core deposit intangible	697	642	193	214
Other expenses	10,291	7,200	3,587	2,344

Total non-interest expenses	35,833	25,466	11,659	8,402

Income (loss) before income taxes	13,424	20,800	(5,568)	6,939
Income Taxes	8,143	6,077	2,452	1,941

Net Income (Loss)	$5,281	$14,723	$(8,020)	$4,998

Per Share Data
Basic earnings (loss) per share	$0.69	$2.24	$(1.05)	$0.77
Diluted earnings (loss) per share	0.69	2.24	(1.05)	0.77
Cash dividends per share	$0.75	$0.72	$0.25	$0.24
Weighted average number of shares outstanding	7,682,737	6,571,836	7,659,811	6,513,000
Tangible book value per share (1)	$14.59	$16.83

(1)	Computed by dividing total shareholders’ equity less goodwill and other intangible assets by the number of common shares outstanding.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Suzanne Brightbill, Public Relations Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.